FORM OF SUB-SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated January 13, 2025, between BlackRock Investment Management, LLC, a Delaware limited liability company (the “Sub-Advisor”), and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Sub-Advisor”).

WHEREAS, VALIC Company I, (the “Company”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;

WHEREAS, the Company is authorized to issue separate series, each of which will offer a separate class of shares of common stock, each series having its own investment objective or objectives, policies and limitations;

WHEREAS, pursuant to an Investment Advisory Agreement, dated January 1, 2002, as amended through the date hereof, a copy of which has been provided to Sub-Advisor, the Company has retained The Variable Annuity Life Insurance Company (the “Adviser”) to render advisory, management, and administrative services with respect to the Company’s series;

WHEREAS, the Adviser has retained the Sub-Advisor as investment sub-adviser to provide the investment advisory services to Emerging Economies Fund (the “Fund”), a series of the Company, pursuant to a Sub-Advisory Agreement effective as of January 13, 2025 (the “Sub-Advisory Agreement”);

WHEREAS, the Sub-Advisor wishes to retain the Sub-Sub-Advisor to provide it with sub-advisory services as described below in connection with Sub-Advisor’s advisory activities with respect to the Fund, and the Company and the Adviser have agreed that Sub-Advisor may retain an affiliated investment adviser to provide certain advisory activities with respect to the Fund so long as Sub-Advisor shall be as fully responsible to the Company for the acts and omissions of the Sub-Sub-Advisor as it is for its own acts and omissions;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Appointment and Acceptance of Appointment. The Sub-Advisor hereby appoints the Sub-Sub-Advisor to act as sub-advisor with respect to the Fund, and the Sub-Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules, guidance and principles of the Financial Conduct Authority of the United Kingdom as amended or consolidated from time to time (the “FCA Rules”) and based on information obtained in respect of the Sub-Advisor, the Sub-Advisor will be treated by the Sub-Sub-Advisor as a professional client. The Sub-Advisor acknowledges and accepts this categorization. The Sub-Advisor has the right to request a different categorization at any time from the Sub-Sub-Advisor, however, the Sub-Sub-Advisor only provides the services to professional clients and will no longer be able to provide services to the Sub-Advisor in the event of a request for a change in categorization.

The Sub-Advisor acknowledges that it has been separately provided with a copy of the supplemental disclosures document provided to clients and potential clients of the Sub-Sub-Advisor that contains the Sub-Sub-Advisor’s disclosures as made available to the Sub-Advisor from time to time (the “Supplemental Disclosures”), which sets out: (i) information on the services that the Sub-Sub-Advisor is required to provide to the Sub-Advisor by applicable regulation and (ii) other information which the Sub-Sub-Advisor deems appropriate. The Supplemental Disclosures include, among other things: risk disclosures (which provide a description of the nature of risks of financial instruments), a summary of the Sub-Sub-Advisor’s conflicts of interest policy and disclosures, a summary of the Sub-Sub-Advisor’s order execution policy, details of the reports the Sub-Sub-Advisor will provide in relation to the services provided hereunder, details on how the Sub-Sub-Advisor will provide the Sub-Advisor with information on costs and charges, and the Sub-Sub-Advisor’s data protection notice.

2. Services of the Sub-Sub-Advisor. Subject to the succeeding provisions of this section, the oversight and supervision of the Sub-Advisor and the Company’s Board of Directors, the Sub-Sub-Advisor will perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Sub-Advisor: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as the Sub-Advisor may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (b) arranging, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund’s investments, (d) assisting the Sub-Advisor in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Fund, and (f) maintaining the books and records as are required to support Fund investment operations. At the request of the Sub-Advisor, the Sub-Sub-Advisor will also, subject to the oversight and supervision of the Sub-Advisor and the Company’s Board of Directors, provide to the Sub-Advisor or the Company any of the facilities and equipment and perform any of the services described in Section 1 of the Sub-Advisory Agreement. In addition, the Sub-Sub-Advisor will keep the Company and the Sub-Advisor informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Sub-Advisor believes appropriate for this purpose. The Sub-Sub-Advisor will periodically communicate to the Sub-Advisor, at such times as the Sub-Advisor may direct, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Sub-Advisor may reasonably require for purposes of fulfilling its obligations to the Company under the Sub-Advisory Agreement. The Sub-Sub-Advisor will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the resolutions of the Company’s Board of Directors. Subject to the foregoing, the types of transactions that the Sub-Sub-Advisor may carry out include (a) buying, selling or otherwise dealing in investments; (b) borrowing securities; (c) making deposits; (d) subscribing to issues and accepting placings of investment; (e) effecting transactions whether or not on any Trading Venue (as defined in the FCA Rules) or exchange; and (f) otherwise acting as the Sub-Sub-Advisor judges appropriate in relation to the Fund.

The Sub-Sub-Advisor represents, warrants and covenants that it is authorized and regulated by the Financial Conduct Authority.

3. Covenants.

(a) In the performance of its duties under this Agreement, the Sub-Sub-Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Company, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1A and/or the resolutions of the Board of Directors; and (v) any policies and determinations of the Board of Directors of the Company; and

(b) In addition:

(i) the Supplemental Disclosures include information on the Sub-Sub-Advisor’s order execution policy the “Order Execution Policy”). The Sub-Adviser confirms that it has read and understood, and agrees to, the Order Execution Policy. In particular, the Sub-Adviser consents to (i) the Sub-Sub-Advisor trading through brokers/counterparties and/or outside of a Trading Venue (as defined in the FCA Rules), and (ii) some or all orders resulting from the Sub-Sub-Advisor’s decisions to deal on the Sub-Advisor’s behalf, or received from the Sub-Advisor, to be placed with an affiliated company, who will act as agent for the purpose of executing such orders in accordance with the Order Execution Policy. Subject to the other provisions of this section, in placing orders with brokers and dealers, the Sub-Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders in accordance with the Order Execution Policy. In placing orders, the Sub-Sub-Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Sub-Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Sub-Advisor or the Sub-Sub-Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Sub-Advisor and the Sub-Sub-Advisor to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Sub-Advisor may select brokers and dealers with which it or the Fund is affiliated;

(ii) the Sub-Sub-Advisor will maintain books and records with respect to the Fund’s securities transactions and will render to the Sub-Advisor and the Company’s Board of Directors such periodic and special reports as they may request;

(iii) the Sub-Sub-Advisor will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Sub-Advisor makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial department of its affiliates;

(iv) the Sub-Sub-Advisor will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund; and

(c) In addition, the Sub-Advisor:

(i) agrees that the Sub-Sub-Advisor may aggregate transactions for the Fund with transactions for other clients and/ or its own account. In relation to a particular order, aggregation may operate on some occasions to the advantage of the Sub-Advisor and on other occasions to the Sub-Advisor’s disadvantage. However, it must be unlikely that the aggregation of orders and transactions will work overall to the disadvantage of the Sub-Advisor before transactions will be aggregated;

(ii) instructs the Sub-Sub-Advisor not to make public any client limit orders (being a specific instruction from the Sub-Advisor to buy or sell a financial instrument at a specified price limit or better and for a specified size) in respect of securities admitted to trading on a Regulated Market or traded on a Trading Venue (both as defined in the FCA Rules) which are not immediately executed under prevailing market conditions.

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request. The Sub-Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Sub-Advisor).

6. Compensation. Sub-Advisor agrees to pay to Sub-Sub-Advisor and Sub-Sub-Advisor agrees to accept as full compensation for all services rendered by Sub-Sub-Advisor as such a fee, computed daily and payable monthly, as agreed to between Sub-Sub-Advisor and Sub-Advisor from time to time.

7. Limitation on Liability. The Sub-Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Sub-Advisor or by the Company or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 7, the term “Sub-Sub-Advisor” shall include any affiliates of the Sub-Sub-Advisor performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Sub-Advisor and such affiliates.

8. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Company’s Board of Directors or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Directors, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Company or the Sub-Advisor at any time, without the payment of any penalty, upon giving the Sub-Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Sub-Advisor), provided that such termination by the Company or the Sub-Advisor shall be directed or approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by the Sub-Sub-Advisor on 60 days’ written notice (which notice may be waived by the Company and the Sub-Advisor), and will terminate automatically upon any termination of the Sub-Advisory Agreement between the Company and the Sub-Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

9. Notices and Communication. Any legal notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such legal notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such legal notice is mailed first class postage prepaid. In relation to communications other than legal notices under this Agreement, each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include the use of e-mail, the internet or other electronic means, in the place of paper communications. The parties acknowledge that instructions or communications conveyed by electronic methods such as facsimile or e-mail are not secure forms of communication and may accordingly give rise to higher risks of manipulation or attempted fraud.

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK INVESTMENT MANAGEMENT, LLC

By.	/s/ Sean Baker
Name: Sean Baker
Title: Managing Director

BLACKROCK INTERNATIONAL LIMITED

By.	/s/ Hannah Burns
Name: Hannah Burns
Title: Director

BLACKROCK INTERNATIONAL LIMITED

By.	/s/ Richard Gardner
Name: Richard Gardner
Title: Managing Director